Exhibit 11.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Offering Statement on Form 1-A of our report dated April 1, 2024, which includes an explanatory paragraph relating to Company’s ability to continue as a going concern, relating to the consolidated financial statements of Aptera Motors Corp. which comprise the consolidated balance sheets as of December 31, 2023 and 2022 the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows, and the related notes to the consolidated financial statements.

/s/ dbbmckennon

San Diego, California

August 26, 2024